Execution Version

EMPLOYMENT AGREEMENT

THIS EMPLOYMENT AGREEMENT (this “Agreement”), dated as of April 1, 2026 (“Effective Date”), is between Dice Inc., a Delaware corporation (“Company”), with its principal place of business at 6465 South Greenwood Plaza, Suite 400, Centennial, CO 80111 and Pamela Bilash, an individual residing at 9 Old English Court, Woodcliff Lake, NY 07677 (“Employee”).

In consideration of Employee’s continued employment with Company, Employee hereby agrees to be bound by and comply with the following terms and conditions of employment:

Section 1. Employment. Company shall employ Employee as its Advisor, and the Employee accepts employment on the following terms and conditions, effective as of the Effective Date. The term of Employee’s employment and a summary of the job duties Employee will be expected to perform are set forth on Exhibit A. During the term of Employee’s employment, Employee shall work for Company in a part-time capacity and shall devote such hours per week as are reasonably necessary to perform the duties described on Exhibit A;

Section 2. Obligations and Compensation. In consideration of the services to be rendered hereunder, Employee shall be paid in accordance with the terms set forth on Exhibit A.

Section 3. Intellectual Property. Company and Employee agree that Employee’s job duties as an Advisor as contemplated by this Agreement do not require, and will not result in, any development or creation of any Inventions (as defined below) on behalf of the Company. In the event that Employee’s job duties evolve such that such job duties require the development or creation of any Inventions on behalf of the Company, Employee and Company shall promptly enter into an amendment to this Agreement pursuant to which Employee will exclusively assign to Company all right, title, and interest in and to such Inventions. “Inventions” shall mean all ideas, potential marketing and sales relationships, research, plans for products or services, marketing plans, original works of authorship, know-how, trade secrets, information, data, developments, improvements, modifications, and designs.

Section 4. Proprietary Information.

(a)Employee will not disclose or use, at any time either during or after the term of employment, except at the request of Company or an affiliate of Company, any Confidential Information (as herein defined). “Confidential Information” shall mean all Company proprietary information, technical data, trade secrets, and know-how, including, without limitation, research, product plans, customer lists, customer preferences, marketing plans and strategies, software, developments, inventions, discoveries, processes, ideas, formulas, algorithms, technology, designs, drawings, business strategies and financial data and information, including but not limited to Inventions, whether or not marked as “Confidential.” “Confidential Information” shall also mean any and all information received by Company from customers, vendors and independent contractors of Company or other third parties subject to a duty to be kept confidential. Nothing in this Agreement shall prohibit Employee from disclosing or discussing information that arises from Employee’s general training, knowledge, skill, or experience, whether gained on the job or otherwise, information that is readily ascertainable to the public, or information that Employee has a right to disclose as legally protected conduct, including, without limitation, allegations of discriminatory or unfair employment practices.

(b)Employee hereby agrees to return all Company property upon the termination of Employee’s employment. Company property, includes, without limitation, all books, manuals, records, reports, notes, contracts, lists, blueprints, and other documents, or materials, or copies thereof, Confidential Information as defined in Section 4(a) above, and equipment furnished to or prepared by Employee in the course of or incident to Employee’s employment with Company, including, without limitation, records and any other materials pertaining to Inventions. Following termination, Employee will not retain any written or other tangible or electronic material containing any Confidential Information.

(c)Notwithstanding Employee’s confidentiality obligations set forth in this Agreement, pursuant to the Defend Trade Secrets Act of 2016, Employee shall not be held criminally or civilly liable under any Federal or State trade secret law for the disclosure of a trade secret that: (A) is made (i) in confidence to a Federal, State, or local government official, either directly or indirectly, or to an attorney; and (ii) solely for the purpose of reporting or investigating a suspected violation of law; or (B) is made in a complaint or other document filed in a lawsuit or other proceeding, if such filing is made under seal. Employee also understands that if Employee files a lawsuit for retaliation by Company for reporting a suspected violation of law, Employee may disclose the trade secret to Employee’s attorney and use the trade secret information in the court proceeding, if Employee (A) files any document containing the trade secret under seal, and
(B) does not disclose the trade secret, except pursuant to court order.

Section 5. [Reserved.]

Section 6. Company Resources. Employee may not use any Company equipment for personal purposes without written permission from Company. Employee may not give access to Company’s offices or files to any person not in the employ of Company without written permission of Company.

Section 7. [Reserved.]

Section 8. Injunctive Relief. Employee understands and agrees that Company reserves the right to seek injunctive relief for any alleged or actual breach of Section 3 or Section 4.

Section 9. Severability. In the event any of the provisions of this Agreement shall be held by a court or other tribunal of competent jurisdiction to be unenforceable, the other provisions of this Agreement shall remain in full force and effect.

Section 10. Survival. Sections 4, 6, 8, 9, 10, 11, 12, 13 and 14 shall survive the termination of this Agreement.

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Section 11. Representations and Warranties. Employee represents and warrants that Employee is not under any obligations to any third party which could interfere with Employee’s performance under this Agreement, and that Employee’s performance of Employee’s obligations to Company during the term of Employee’s employment with Company will not breach any agreement by which Employee is bound not to disclose any proprietary information including, without limitation, that of former employers.

Section 12. Governing Law. The validity, interpretation, enforceability, and performance of this Agreement shall be governed by and construed in accordance with the laws of the State of Colorado without giving effect to its conflict of law rules.

Section 13. Dispute Resolution. Except as otherwise expressly provided for herein, any dispute relating to or arising out of Employee’s employment at Company, which cannot be resolved by negotiation, shall be settled by a single arbitrator pursuant to a binding arbitration in accordance with the AAA Employment Dispute Arbitration Rules and Procedures, as amended by this Agreement. Employment disputes include, but are not limited to, all claims, demands or actions under Title VII of the Civil Rights Act of 1964, Civil Rights Act or 1966, Civil Rights Act of 1991 and all amendments to the aforementioned, and any other federal, state, or local statute or regulation or common law regarding employment discrimination or the termination of employment. Company shall pay the costs unique to arbitration, including the arbitrator’s fee and any other type of expense or cost that Employee would not be required to bear in court. Each party shall bear the cost of preparing and presenting its case. The arbitration shall take place in the County of Polk, in the State of Iowa. The arbitration shall be conducted in strict confidence. The arbitrator shall not make any award that provides for punitive or exemplary damages. The arbitrator’s decision shall be based upon the substantive laws of the State of Iowa. The arbitrator’s decision shall follow the plain meaning of the relevant documents, and shall be final and binding. The award may be confirmed and enforced in any court of competent jurisdiction. The parties hereby agree that any federal or state court sitting in the County of Polk in the State of Iowa is a court of competent jurisdiction. The parties each expressly waive his/her/its right to a jury trial. This paragraph does not limit either party’s right to seek injunctive relief only in any state or federal court sitting in the County of Polk in the State of Iowa (jurisdictional, venue and inconvenient forum objections to which are hereby waived by both parties) in the event that a dispute relates to or arises under Sections 3 or 4 of this Agreement above. The prevailing party shall be entitled to recover his/her/its reasonable costs and attorney’s fees from the non-prevailing party.

Section 14. General. This Agreement supersedes and replaces any existing agreement between Employee and Company relating generally to the same subject matter, and may be modified only in a writing signed by the parties hereto. Failure to enforce any provision of the Agreement shall not constitute a waiver of any term herein. This Agreement contains the entire agreement between the parties with respect to the subject matter herein. Employee agrees that Employee will not assign, transfer, or otherwise dispose of, whether voluntarily or involuntarily, or by operation of law, any rights or obligations under this Agreement. Any purported assignment, transfer, or disposition shall be null and void. Nothing in this Agreement shall prevent the consolidation of Company with, or its merger into, any other corporation, or the sale

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by Company of all or substantially all of its properties or assets, or the assignment by Company of this Agreement and the performance of its obligations hereunder. Subject to the foregoing, this Agreement shall be binding upon and shall inure to the benefit of the parties and their respective heirs, legal representatives, successors, and permitted assigns, and shall not benefit any person or entity other than those enumerated.
Section 15. Employee Acknowledgement. Employee acknowledges (i) that Employee has consulted with or has had the opportunity to consult with independent counsel of Employee’s own choice concerning this Agreement and has been advised to do so by Company, and (ii) that Employee has read and understands the Agreement, is fully aware of its legal effect, and has entered into it freely based on Employee’s own judgment.

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Execution Version

IN WITNESS WHEREOF, the undersigned have executed this Agreement to be effective as of the date first above written.

By:

Sign: /s/ Elizabeth Andora
Title: Chief People Officer
Name: Elizabeth Andora
Date: Mar 31, 2026

AGREED TO BY:

Pamela Bilash

Sign: /s/ Pamela Bilash
Date: Mar 31, 2026

Exhibit A

•Term of employment: shall last five (5) months from the Effective Date.
oThe Term may be extended upon written agreement signed by both parties.
oDuring the Term, Employee will be treated as an “at-will” employee, and Company or Employee may terminate Employee’s employment with or without cause. Upon Employee’s termination, Employee will be deemed to resign from all positions, directorships and memberships held with Company or any of its affiliates.
•Compensation: Employee will be paid a monthly rate of $10,000, payable in accordance with Company’s payroll policy and subject to deductions for applicable tax withholdings and payroll deductions
•Benefits:
oHealth and welfare benefits will continue under the DHI Group Inc. benefit plans, until such time as those benefit plans are terminated.
oEmployee will remain eligible to participate in the DHI Group, Inc. 401(K) plan.
oThe terms of the DHI Group, Inc. health and welfare and retirement benefits will be subject to the terms of the applicable plans and programs for similarly situated DHI Group, Inc. employees.
•Employment Obligations
oPresident’s Club Event Management
Serve as the primary project manager and event coordinator for DHI Group’s President’s Club, a recognition event honoring top-performing sales employees. Responsibilities include, but are not limited to:
Define event concept, goals, and success criteria in alignment with executive leadership
Manage vendor selection and contract negotiations (venue, catering, A/V, travel, accommodations, etc.)
Develop and manage the event budget, tracking spending against approved allocations
Coordinate attendee logistics including invitations, travel arrangements, and communications
Build and maintain a detailed project plan with milestones, owners, and deadlines
Develop run of show for event and delegate on-site management to Rachel Ceccarrelli and Jessica Jensen
Conduct post-event wrap-up including vendor payments, reconciliation, and lessons learned
oOffice Relocation Project
Serve as the project lead for DHI Group’s Denver office relocation. This project encompasses three primary workstreams:

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New Space Build-Out
Partner with the real estate team, architects, and contractors to oversee the build-out of the new office space
Manage construction timelines and coordinate vendor access and approvals
Track build-out milestones and escalate risks or delays to leadership
Ensure the new space meets DHI Group’s operational, safety, and technology requirements
Space Planning
Lead space planning process including department layout, seating assignments, and collaboration area design
Coordinate with IT and department heads to align on workspace needs
Manage furniture procurement, installation scheduling, and inventory transfer
Ensure space plan supports hybrid work policies and employee experience goals
Current Office Closure
Develop and execute a decommissioning plan for the current office location
Coordinate lease termination logistics with the Finance and Legal team
Manage disposition of furniture, equipment, and supplies (transfer, donate, or dispose)
Ensure all data, equipment, and confidential materials are properly handled per Company policy
Confirm all obligations under the current lease are fulfilled prior to termination of the lease

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